EXHIBIT 99

[GRAPHIC OMITTED]                               St. Paul Travelers Companies
                                                385 Washington Street
                                                St. Paul, MN 55102-1396
                                                www.stpaultravelers.com

News Release


                 ST. PAUL TRAVELERS TO CHANGE COMPANY NAME TO
                 TRAVELERS AND BRING BACK ICONIC RED UMBRELLA

                            Stock ticker to be TRV

SAINT PAUL, Minn., Feb 13, 2007 -- The St. Paul Travelers Companies, Inc. (NYSE:STA) announced today that it has signed a definitive agreement to reacquire the familiar red umbrella trademark, a highly recognizable symbol that had represented Travelers and insurance protection for decades. After the closing of the transaction, the company will change its name to The Travelers Companies, Inc. and will begin trading on the New York Stock Exchange under the new stock symbol "TRV." The transaction is subject to customary regulatory approvals.

"The red umbrella is one of the great American business icons. It's a familiar representation of protection and insurance that is in-synch with our customers' ever-changing needs," said Chairman and Chief Executive Officer Jay Fishman. "Bringing back the umbrella and changing the company name will further advance the highly regarded Travelers brand."

The umbrella is believed to have first appeared as an illustration of insurance protection in a Travelers ad in 1870, and, as the red umbrella, became the official company trademark in 1959. The red umbrella became increasingly synonymous with Travelers insurance protection and innovation over the decades. A decision by Citigroup to pursue a unified global brand identity allowed Travelers to regain the familiar insurance industry icon, which continues to be most closely identified with Travelers.

"We're pleased to be bringing the reassuring red umbrella back home to Travelers, as part of our focused efforts to continue building the Travelers brand for home, auto and business insurance customers," said Fishman.

The company expects to allocate the purchase price principally to the umbrella trademark, which will be recorded as an asset and is not subject to amortization for accounting purposes. Accordingly, the company will not record a charge to earnings upon closing of the transaction. The company expects to close the transaction by mid-March.

About Travelers

Travelers understands that life and business are inherently dynamic and that the best way to serve agents and policyholders is to deliver insurance that evolves to stay in-synch with life and business as they change. For more information on being in-synch, visit www.travelers.com.

St. Paul Travelers is a leading provider of property casualty insurance. For more information, visit www.stpaultravelers.com.

                                     # # #

St. Paul Travelers
Media:
Shane Boyd, 651-310-3846
or
Marlene Ibsen, 860-277-9039
or
Institutional Investors:
Michael Connelly, 860-277-1507
or
David Schlosberg, 917-778-6817
or
Individual Investors:
Marc Parr, 860-277-0779